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

Health Outcomes Management, Inc. and Subsidiaries
CALCULATION OF EARNINGS PER SHARE (1)
Years ended February 28, 1997, February 29, 1996 and February 28, 1995


                                                    1997            1996           1995
                                                -----------     -----------    -----------
Earnings used in calculations:

Net income (loss) used in per
    share calculation                           $  (113,244)    $    95,615    $    10,995
                                                ===========     ===========    ===========



Shares used in calculation:

  Average number of shares outstanding            8,434,058       8,081,426      7,824,289

  Additional shares issuable assuming ex-
      ercise of outstanding stock options              --           467,176        322,903

  Additional shares issuable assuming ex-
      ercise of outstanding warrants                   --           172,381        176,731

  Additional shares issuable assuming con-
      version of Convertible Preferred Stock           --              --          650,685
                                                -----------     -----------    -----------

Weighted average number of common and
  common equivalent shares outstanding            8,434,058       8,720,983      8,974,608
                                                ===========     ===========    ===========

Income (loss)  per common share                        (.01)            .01            .00
                                                ===========     ===========    ===========
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(1) Earnings per share assuming full dilution are not different from primary earnings per share.